Exhibit 10.6
FORM OF SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (“Agreement”) is made as of September  ____  , 2009, between Crosstex Energy Services, LP., a Texas corporation, and its affiliates (including, but not limited to, Crosstex Energy GP, LLC, and Crosstex Energy, L.P.), whose principal place of business is 2501 Cedar Springs Road, Dallas, Texas 75201 (collectively “Crosstex”), and  _____________  (“Employee”).
Employee is currently employed by Crosstex as a Vice President,  _____  .. If, before January 1, 2011, Crosstex terminates Employee’s employment without “Cause” (as defined below) or if Employee terminates his or her employment for “Good Reason” (as defined below), Crosstex will pay Employee a severance payment equal to: (1) Employee’s then-current base annual salary; plus (2) an amount equal to the cost to Employee under COBRA to extend his or her then-current medical insurance benefits for 12 months following termination. The severance payment will be in addition to any accrued and unpaid compensation due to Employee as of his or her termination date, which may include base salary, bonus (under the terms of any applicable bonus plans), and pay for accrued and unused vacation (in accordance with the benefit policies then in effect). Any severance payment required under this Agreement will be paid within 30 days following the termination of Employee’s employment.
As used in this Agreement:
“Cause” means any one or more of the following: (i) Employee fails to perform the duties assigned to him and the failure continues for 30 days following delivery by Crosstex of written notice to Employee of such failure (ii) Employee is convicted of a felony or misdemeanor involving moral turpitude, (iii) Employee engaged in acts or omissions constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, or (iv) Employee has acted intentionally or in bad faith in a manner that results or could be reasonably expected to result in a material detriment to the assets, business or prospects of Crosstex.
“Good Reason” means any one or more of the following: (i) the assignment to Employee of any duties materially inconsistent with Employee’s position; (ii) a reduction in Employee’s base annual salary; (iii) a materially adverse change in Employee’s reporting requirements, authority, duties or responsibilities; (iv) Crosstex requires that Employee move his principal place of employment to a location outside of the Dallas/Fort Worth area; or (v) a “Change in Control” (as defined in this Agreement) occurs. For purposes of this definition, no act or failure to act on Crosstex’s part is “Good Reason” unless Employee gives Crosstex written notice of the event within 30 days of the occurrence of the event and Crosstex fails to remedy the event within 30 days following its receipt of the notice.
“Change in Control” means any one or more of the following: (i) a person or group of persons acting together acquire more than 50% of the currently issued and outstanding equity securities of Crosstex Energy Inc. in one transaction or a series of transactions, provided, however, that Crosstex Energy Inc.’s issuance of additional equity securities to a person or persons that, after such issuance, comprise more than 50% of the issued and outstanding equity securities of Crosstex Energy, Inc. is not a “Change in Control” for the purposes of this Agreement); (ii) individuals who constitute the Board of Directors of Crosstex Energy, Inc. (the “Board”) as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or (iii) all or substantially all of the assets of Crosstex Energy, L.P. have been sold, transferred or are otherwise owned by an entity (including Crosstex Energy, L.P.) that is not directly or indirectly controlled or governed by Crosstex Energy, Inc.

The severance payment under this Agreement is in lieu of, and not in addition to, any severance payment due or to become due to Employee under any severance payment plan, program or policy of Crosstex or any affiliates of Crosstex. Any severance amounts received by Employee under any other severance plan, program or policy will be applied as an offset to (reduce or eliminate, as the case may be) any severance payments to be made to Employee under this Agreement.
This Agreement contains the entire agreement between the parties with respect to the matters addressed and may not be modified except by a subsequent written agreement, executed by both parties, which specifically evidences an intent to modify this Agreement. This Agreement supersedes and replaces any severance or similar agreement previously signed by the parties.
This Agreement is made under and will be interpreted under the laws of the State of Texas.
EXECUTED as of the day and year set forth below each parties signature.

CROSSTEX ENERGY SERVICES, LP By: Crosstex Operating GP, LLC, its general partner	EMPLOYEE ___________________________

By:

Name:

Title	Signature

Date of Signature	Date of Signature

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